Filed Pursuant to Rule 433

Registration No. 333-198218

October 22, 2014

WGL HOLDINGS, INC.

Pricing Term Sheet

$100,000,000 2.25% Senior Notes due 2019

$125,000,000 4.60% Senior Notes due 2044

Issuer:	WGL Holdings, Inc.
Ratings: (Moody’s / S&P / Fitch)*	A3 / A / A
Security Type:	Senior Unsecured Notes
Pricing Date:	October 22, 2014
Settlement Date:	October 24, 2014 (T+2)
Interest Payment Dates:	May 1 and November 1, commencing May 1, 2015
	2.25% Senior Notes due 2019	4.60% Senior Notes due 2044
Maturity Date:	November 1, 2019	November 1, 2044
Principal Amount:	$100,000,000	$125,000,000
Benchmark Treasury:	1.75% due September 30, 2019	3.375% due May 15, 2044
Benchmark Treasury Price / Yield:	101-14+ / 1.444%	107-11+ / 2.998%
Spread to Benchmark Treasury:	+ 85 bps	+ 165 bps
Yield to Maturity:	2.294%	4.648%
Coupon:	2.25%	4.60%
Public Offering Price:	99.792%	99.226%
Optional Redemption: Make-Whole Call: Par Call:	T + 15 bps On or after October 1, 2019	T + 25 bps On or after May 1, 2044
CUSIP / ISIN:	92924FAA4 / US92924FAA49	92924FAB2 / US92924FAB22
Joint Book-Running Managers:	Wells Fargo Securities, LLC BB&T Capital Markets, a division of BB&T Securities, LLC TD Securities (USA) LLC
Co-Managers:	CIBC World Markets Corp.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897.